Blue Sphere Corporation 10-K

Exhibit 10.16

DATED THIS 30TH DAY OF OCTOBER 2014

Between

NANYANG TECHNOLOGICAL UNIVERSITY

And

BLUE SPHERE CORPORATION

LICENSE AGREEMENT

NTU CONFIDENTIAL

THIS AGREEMENT is entered into on 30th day of October 2014 between:

(1)	NANYANG TECHNOLOGICAL UNIVERSITY, located at 50 Nanyang Avenue, Singapore 639798 (hereinafter referred to as “NTU”);

And

(2)	BLUE SPHERE CORPORATION a publicly traded company with registration number NV20071294271 incorporated in the State of Nevada United States of America with a business address at 301 McCullough Drive, 4th Floor, Charlotte, NC 28262, USA (hereinafter referred to as “Licensee”).

WHEREAS:

(A)	NTU declares it is the legal owner of the Invention and the Licensed Technology and is entitled to grant the rights under this Agreement to Licensee.

(B)	Licensee is desirous of obtaining exclusive license rights to the Licensed Technology to develop Licensed Products in the Field and to manufacture, have manufactured, offer for sale, sell, have sold, export, import and otherwise commercialize and exploit the Licensed Products in the Territory in accordance with the terms of this Agreement.

NTU and Licensee acknowledge TechBridge Ventures Pte Ltd’s assistance in introducing Licensee for this License and its assistance in reaching this agreement.

NOW THEREFORE in consideration of the mutual promises set forth herein and rights obtained thereby, NTU and Licensee agree as follows.

1.	DEFINITIONS

1.1.	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Affiliate”	-

means any corporation, company or other entity which:

(i)

is Controlled by the relevant Party;

(ii)

Controls the relevant Party; or

(iii)

is under common Control with the relevant Party.

For this purpose, “Control” means (a) more than fifty percent (50%) of the controlled entity’s outstanding shares or ownership interest representing the right to make decision for such entity are owned or controlled, directly or indirectly, by the controlling entity, and/or (b) the controlling entity possesses, directly or indirectly, the power to influence the decision-making process, the direction of management and the policies of the controlled entity.

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“Arms length transaction”	-	means any transaction with an entity that is not a Related entity.

“Business Day”	-	means a day other than a Saturday, Sunday or a gazetted public holiday in Singapore and/or Israel.

“First Commercial Sale”	-	means, the first sale of a Licensed Products by Licensee, an Affiliate or a Sub-Licensee.

“Confidential Information”	-

means:

(i)

the Licensed Proprietary Materials; and

(ii)

any device, materials, samples, software programmes, documents, data, graphics, specifications, technical information, business information, or any other information, whether oral, written, visual or otherwise, or hard or electronic soft copy, that is disclosed by the Disclosing Party to the Receiving Party for the purposes of this Agreement which:

(a)

in the case of a tangible disclosure, is marked by the Disclosing Party as “Confidential” or “Proprietary” or with other words of similar import; or

(b)

in the case of an oral or visual disclosure, the Disclosing Party identifies such disclosure as being confidential concurrent with the oral or visual disclosure or delivers to the Receiving Party a written statement within thirty (30) days to the effect that such disclosure is confidential.

“Disclosing Party” will refer to the Party which in the context is disclosing the Confidential Information. “Receiving Party” will refer to the Party which in the context is receiving the Confidential Information.

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“Effective Date”		Means the date of this Agreement as written above.

“Field of Application”	-	means applications in the field of (i) consumer electronics including without limitation, wearable electronics, mobile phones, smart devices and electric batteries, including rechargeable and non-rechargeable batteries; and (ii) electric vehicles.

“Invention”	-	means the invention(s) as described in Schedule 1.

“Licensed Patents”	-

means:

(i)

the patents and patent applications in respect of the Invention as listed in Schedule 2;

(ii)

all divisional, continuation or reissue applications of any such patent applications;

(iii)

all patents issuing from any of the foregoing applications;

(iv)

all reissues, re-examinations and extensions of any of the foregoing patents; and

(v)

all patents and patent applications anywhere in the Territory that, at any time, claimed priority from or contained the same disclosure as any of the foregoing patent applications.

“Licensed Products”	-

means:

(i)

any product or service the making, using, selling or import of which is covered by any claim of any patent under the Licensed Patents (treating for this purpose, any pending patents as if they had been issued) (the “Patented Licensed Products”); and

(ii)

any product or service, other than Patented Licensed Products, that incorporates or that is or was developed in whole or in part through the use or application of any of the Licensed Proprietary Materials (the “Other Licensed Products”).

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NTU CONFIDENTIAL

“Licensed Proprietary Materials”	-	means unpublished research and development information, technical information, manufacturing techniques, formulae, data, designs and other information in relation to the Invention in the possession of NTU as of the Effective Date and as listed in Schedule 3 to be transferred to Licensee pursuant to this Agreement.

“Licensed Technology”	-	means all Licensed Patents, Licensed Proprietary Materials.

“Net Sales”	-

means the amount actually received for all sales, leases, or other transfers of Licensed Products by or for Licensee and its Affiliates, less:

(i)

customary trade, quantity or cash discounts and non-affiliated brokers’ or agents’ commissions actually allowed and taken;

(ii)

amounts repaid or credited by reason of rejection or return;

(iii)

to the extent separately stated on purchase orders, invoices, or other documents of sale, taxes levied on and/or other governmental charges made as to production, sale, transportation, delivery or use; and

(iv)

reasonable charges for delivery or transportation provided by third parties, if separately stated (to the extent not paid by the third party customer).

Net Sales also includes the fair market value of any non-cash consideration received by Licensee and its Affiliates for the use, sale, lease, or transfer of Licensed Products.

Licensee will make best efforts to collect such payment that is due and payable.

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NTU CONFIDENTIAL

“Parties”	-	means NTU and Licensee collectively, and a “Party” means any one of them.

“Patent Expenses”	-	means any and all reasonable and actual costs and expenses (including legal and other professional fees, Goods and Services Tax and stamp duties) incurred by NTU in relation to the preparation, filing, prosecution, and maintenance of Licensed Patents.

“Related Entity”	-	means any entity that is connected to the Licensee or any of its Affiliates in the manner as stated in Section 6 of the Singapore Companies Act (Cap 50)

“Sub-License Consideration”	Means any payments or other consideration that Licensee or its Affiliates actually receives from a Sub-Licensee including, without limitation, royalties (including royalties calculated on the basis of sales), up-front payments, milestone payments, license fees, and license maintenance fees. In the case of Sub Licenses, where the Licensee or an Affiliate receives non-cash consideration from that Sub-Licensee, the Sub-License Consideration will be calculated based on the fair market value of such consideration or transaction, at the time of the transaction, assuming an arms-length transaction made in the ordinary course of business. Sub-License Consideration will not include (i) any equity investments and/or loans made by a Sub-Licensee in and to Licensee or an Affiliate, provided however that such equity investments and/or loans are not made in consideration for the grant of any Sub-License or any option to obtain such Sub-License, that Licensee actually receives from a Sub- Licensee as a result of the grant of a Sub-License or an option to obtain such Sub-License.

Licensee will make best efforts to collect such payments from its Sub-Licensee.

“Sub-Licensee”	-	means the holder of a license granted by Licensee or its Affiliates to a third party who is not an Affiliate of Licensee to enable the third party to exploit the Licensed Technology for its own account and “Sub- License” will mean the license so granted.

“Term”	-	means the period during which this Agreement continues in force pursuant to Clause 3.

“Territory”	-	means worldwide.

1.2.	In this Agreement, except where the context indicates to the contrary:

	(a)	"person" includes any individual, body corporate, joint venture, trust, agency or other body;

	(b)	words importing the singular will include the plural and vice versa and words denoting a given gender will include each other gender;

	(c)	headings are inserted for ease of reference only and will not affect the interpretation of this Agreement;

	(d)	references to clauses or sub-clauses will have reference to clauses or sub- clauses of this Agreement; and

	(e)	all schedules and attachments to this Agreement form part of this Agreement.

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2.	GRANT OF LICENSE

2.1.

NTU hereby grants to Licensee, and Licensee accepts, subject to the terms and conditions hereof, a perpetual, exclusive (even as to NTU), worldwide, royalty- bearing license, with rights to sublicense as set forth herein, under the Licensed Technology to develop, have developed, manufacture, have manufactured, import, export, use, market, offer for sale, sell, have sold and otherwise commercialize and exploit the Licensed Products in the Field of Application in the Territory, and to use the Licensed Technology for such purpose. This license will extend to Affiliates present and future, of Licensee who notify NTU in writing that they accept the terms, including the obligations, of this Agreement respecting such license.

2.2.	Licensee will further have the right to grant sub-licenses of the Licensed Technology under this Agreement to any person, subject to the following:

(a)	Licensee will be responsible for its Sub-Licensees and will not grant any rights which are inconsistent with the rights granted to and obligations of Licensee hereunder.

(b)	Any act or omission of a Sub-Licensee which would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee of this Agreement; provided that (a) if Licensee cures the breach during the applicable curing period and/or (b) if Licensee terminates the Sub-Licensee's Sub-License following the applicable curing period in the event that the breach has not been cured; such cure and/or termination, shall be deemed a cure by Licensee of the breach of this Agreement and shall not constitute a cause for the termination of this Agreement.

(c)	Each Sub-License granted by Licensee will include an audit right by NTU of the same scope as provided in Clause 6.1(b) hereof with respect to Licensee.

(d)	Licensee will at all times indemnify and keep indemnified NTU against all or any costs, claims, damages or expenses incurred by NTU, or for which NTU may become liable, as a result of the default or negligence of any Sub-Licensee.

(e)	Upon the early termination of this Agreement, prior to its expiration, under Clause 13.1, any existing Sub-License will terminate; provided, however, that:

(i) for each Significant Sub-Licensee (as such term is defined herein), if the Significant Sub-Licensee is not then in breach of such Sub- License agreement with Licensee such that Licensee would have the right to terminate such Sub-License, NTU shall, at the request of such Significant Sub-Licensee, continue to uphold such Sub- License with such Significant Sub-Licensee on substantially the same terms as those contained in such Sub-License agreement; and provided, further, that such terms shall be amended, to the extent required to ensure that such Sub-License agreement does not impair any rights of NTU included in, or arising under, this Agreement or impose any obligations or liabilities on NTU which are not included in this Agreement; and

(ii) for each Sub-Licensee not considered a Significant Sub-Licensee, NTU shall, at the request of such Sub-Licensee, consider the continued upholding of such Sub-License, in accordance with the terms stated in Clause 2.2(e)(i) above, such request not be unreasonably withheld.

For the purpose of this Clause 2.2, the term "Significant Sub-Licensee" shall mean any Sub-Licensee (a) determined in good faith and jointly by Licensee and NTU to be of strategic importance within the Field of Application; or (b) which on the effective date of termination has annual sales of US $ 10 Million or more.

(f)	Licensee will within thirty (30) days of the grant of any Sub-License provide NTU with a true copy of it at Licensee's own expense.

(g)	The sub-licensing rights under the Licensed Technology granted by Licensee under any Sub-License will not be transferable and will not be further sub-licensed, without NTU’s prior consent.

2.3.	Licensee acknowledges and agrees that the rights granted to it under this Agreement are limited to the license granted under this Clause 2. Licensee acknowledges that the grant of those rights are conditioned on its agreement to refrain from using the Licensed Technology outside of the Field of Application and Territory without NTU’s consent and that any such activity by Licensee will be a material breach of this Agreement.

2.4.	Subject to the confidentiality restrictions, set forth in Clause 10 below, nothing in this Agreement will prejudice NTU’s right to practice the Licensed Technology for the sole purpose of academic research, teaching and other non-commercial educational purposes.

2.5.	Nothing in this Agreement will be construed as a grant of a license or any right by NTU or any of its Affiliates to Licensee to use any third party intellectual property rights, information or other property rights. Licensee will be solely responsible at its own expense, for obtaining all necessary third party licenses required for its exploitation of the Licensed Technology pursuant to this Agreement, including all necessary third party licenses required for its use, development, manufacture, distribution and sale of any Licensed Product.

2.6.	NTU shall following the execution of this Agreement and upon Licensee’s written request, deliver to Licensee all the Licensed Proprietary Materials listed in Schedule 3 (in English and without additional charge). Thereafter and following the transfer of such to be accompanied by any clarifications and explanations reasonably requested by Licensee for the first thirty (30) days after the delivery of the Licensed Proprietary Materials. After the expiry of thirty (30) days after the delivery of the Licensed Proprietary Materials, NTU will not be obliged to render any technical assistance, or support, or provide training to Licensee. Without derogating from the above, following the signing of this Agreement, Licensee shall have the option, which is to be exercised by the Licensee within 6 months of the last signatory to this Agreement, to enter into a Research Collaboration Agreement (RCA) with NTU, for the purpose of further developing the Licensed Technology by its inventor, Prof. Chen Xiao Dong and his team, on such terms as will be determined by the Parties. For the avoidance of doubt, any and all foreground intellectual property rights sponsored by Licensee and developed under the RCA, based upon and/or relating to the Licensed Technology, which is jointly developed by Licensee and NTU shall be jointly owned by NTU and Licensee. NTU’s ownership interest in such foreground intellectual property shall be licensed to Licensee under the terms of this Agreement and made an integral part hereof.

3.	COMMENCEMENT DATE AND ROYALTY PERIOD

3.1.	This Agreement will come into effect on the Effective Date.

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3.2.	Licensee’s obligations for payment of royalties pursuant to Clause 4 will terminate, on a country-by-country basis, upon the later of:

(a)	the last to expire of any patents under the Licensed Patents as listed in Schedule 2; or

(b)	the end of a period of fifteen (15) years from the date of the First Commercial Sale of Licensed Product.

4.	OBLIGATIONS OF LICENSEE

4.1.	Licensee hereby undertakes and agrees with NTU that it will at all times during the Term observe and perform the terms and conditions set out in this Agreement and in particular will:

(a)	use diligent efforts to effect introduction of Licensed Products into the commercial market as soon as practicable, consistent with sound reasonable business practice and judgment;

(b)	observe all applicable laws and regulations and obtain all necessary licenses, consents and permissions required in respect of the use, manufacture, importation, storage, marketing and sale of Licensed Products (including the sub-licensing of Licensed Products) in the Territory, as applicable;

(c)	register or record this Agreement with the relevant government agency as may be required by the laws of a country as a prerequisite to enforceability of this Agreement in the courts, and Licensee will be responsible for all costs and legal fees in connection therewith; and

(d)	deliver to NTU annual audited financial statements during the Term.

4.2.	Licensee will further exercise best efforts to meet the following performance milestones:

(a)	Licensee will have a First Commercial Sale a Licensed Product for consumer electronics starting from the fourth (4th) anniversary of the effective date of the license agreement.

(b)	Licensee will have a First Commercial Sale of a Licensed Product for electric vehicles starting from the fourth (4th) anniversary of the effective date of the license agreement.

4.3.	In the event that Licensee does not meet a performance milestone, NTU will have the right, upon sixty (60) days notice, to convert the license granted in Clause 2 from exclusive to non-exclusive with respect to the applicable field of use (i.e. consumer electronics and/or electric vehicles). Failure of NTU to give the notice provided in this Clause 4.2 in reference to any performance milestone will not constitute a waiver of the right to give such notice in reference to any subsequent performance milestone.

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4.4.	Notwithstanding Sections 4.2 and 4.3 above Licensee shall have the option to extend the term for the achievement of the applicable performance milestone set forth in Section 4.2 above, by 12 months at a time (as long as Licensee is pursuing the commercialization of the Licensed Products), by paying NTU an option fee of US $ 25,000 for each 12 months extension period. Licensee is to exercise the option to extend the performance milestones within thirty (30) days of the expiry of the then applicable performance milestones date. Licensee is to make payment of the option fee upon exercising the option.

5.	FINANCIAL PROVISIONS

5.1.	Milestone Payments. In consideration for the rights granted under Clause 2, Licensee will pay to NTU the milestone payments in the sums and upon the occurrence of the milestone event(s) specified below:

(a)	Singapore Dollars Ten thousand (S $10,000) to be paid as a downpayment upon signing of this License Agreement; and

(b)	Singapore Dollars Fifty Thousand (S $50,000) to be paid upon the finalization of a first advanced non-laboratory scale prototype of the first Licensed Product (where such determination will be made by an independent, neutral industry expert).

(c)	Singapore Dollars Fifty Thousand (S $50,000) to be paid upon the First Commercial Sale of a Licensed Product.

The amounts stated above are exclusive of any applicable Singapore Goods and Services Tax (GST) payable by Licensee. In the event of early termination of this Agreement, any milestone payments made under this Clause 5.2 are non-refundable. NTU will issue an invoice to Licensee for the amount of milestone payment and Licensee will pay such amount to NTU upon receipt of such invoice and in accordance with the instructions for payment stated in such invoice.

Licensee will notify NTU upon the occurrence of the milestone event in part (b) above within fourteen (14) days of such occurrence

5.2.	Royalty Payments. In addition to any milestone payments, Licensee will pay to NTU royalties in respect of all sales, leases or other transfers of Licensed Products during the Term of this Agreement, such amounts to be exclusive of any applicable GST payable by Licensee on such royalties, at the following rates:

(a)	three and one half percent (3.5%) of Net Sales of Patented Licensed Products; and

(b)	three and one half percent (3.5%) of Net Sales of Other Licensed Products.

5.3.	Sub-License Consideration. Licensee will further pay to NTU fifteen percent (15%) of all Sub-License Consideration, such amounts to be exclusive of any applicable GST payable by Licensee on such payments.

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Notwithstanding the above, the Sub-License Consideration payable to NTU with respect to Sub-Licenses granted to Related Entities shall be either (a) 15% of the Sublicense Consideration; or (b) royalties on Net Sales as required from Licensee and its Affiliates, whichever is the greater amount.

5.4.	The royalties and all other sums payable under Clauses 5.2 to 5.3 will be paid as follows:-

(a)	within the period of sixty (60) days after the end of each calendar year, Licensee will send to NTU a written statement showing:

(i)	complete and accurate details of all safes, leases or other transfers of Licensed Products referred to in Clause 5.3 on a country-by-country basis in that calendar year;

(ii)	the Net Sales in respect of the transactions referred to in Clause 5.4(a)(i) above;

(iii)	the amount of the royalties payable under Clause 5.2 in respect of those transactions; and

(iv)	complete and accurate details of all Sub-License Consideration received by Licensee from each Sub-Licensee and the amount payable to NTU with respect to such Sub-License Consideration referred to in Clause 5.3.

(v)	Notwithstanding the royalty obligations set out above, in the event that Licensee or an Affiliate is legally or contractually required to pay, and actually pays during the term of this Agreement, royalty payments to unaffiliated third parties on sales of Licensed Products in a particular country in order to obtain a license to patents owned or controlled by such third party, covering the Licensed Products, and provided such license is required in order to manufacture, use, sell and import and/or export Licensed Products (“Third Party Licenses”), then Licensee shall be entitled to offset 50% of such third party royalty payments against the royalty due to NTU on Net Sales in such country during the same period; provided, however, that the final amount due following all deductions shall not be less than 50% of the amount due prior to deductions. Licensee shall include all relevant information regarding such third party licenses and deduction in the reports detailed in this Clause 5.4(a).

(b)	NTU will issue an invoice to Licensee for the amount of the royalties and other payments so shown and Licensee will pay such amount to NTU upon receipt of such invoice.

5.5.	All royalties and all other sums payable under this Agreement will be paid in Singapore Dollars.

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(a)	If such royalties or sums payable are calculated in a currency other than Singapore Dollars, they will be converted into Singapore Dollars by reference to the average of the relevant buying and selling closing rates of the OCBC Bank in Singapore (the “Bank”) on the last day of the year to which they relate.

(b)	If such day will be on a day when the Bank is closed, then the reference date will be the first immediately preceding day on which the Bank was open.

5.6.	All such royalties and other sums payable under this Agreement will be paid in cleared funds to such bank account or in such other manner as NTU may specify from time to time to Licensee, without any set off, deduction or withholding of taxes, charges and other duties. Licensee will be responsible for any and all bank charges associated with such payment. Licensee agrees to release and indemnify NTU from and against all liability of whatever nature arising out of Licensee’s failure duly and timely to pay and discharge any of the above-mentioned taxes.

5.7.	If Licensee fails to pay in full to NTU any undisputed royalties or other sums payable under this Agreement on the date due, or within the period specified for payment, the amount outstanding will bear interest, both before and after any judgment, at the rate of three percent (3%) per annum above the prime lending rate of the Bank (or the maximum allowed by law, if less), from such date until the said amount is paid in full to NTU; provided however that NTU shall have first sent written notice to the Licensee of said default in payment.

5.8.	The Parties agree that timely payment of royalties and other sums payable under this Agreement is of the essence to this Agreement and failure to make any such payment on time will be a material breach.

6.	ACCOUNTS

6.1.	Licensee will, and Licensee will make best efforts to procure that its Affiliates will:

(a)	keep full, proper and accurate accounts and records in sufficient detail of all sales, leases, or other transfers of Licensed Products to enable the amount of royalties and other sums payable under this Agreement to be determined; and

(b)	at the reasonable request of NTU from time to time, but no more than once per calendar year, and upon not less than thirty (30) days prior written notice, allow NTU or its or its appointed independent, Certified “top ten” Public Accountants (CPA) acceptable to the Licensee (or enable NTU or said accountants) at NTU’s expense to inspect its accounts and records bearing upon the amount of royalties and other sums due and to make copies of them.

Licensee will preserve and maintain all such accounts and records required for audit for a period of at least five (5) years after the calendar year to which such accounts and records apply.

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6.2.	If, following any inspection pursuant to Clause 6.1(b), NTU discovers a discrepancy in the amount of royalties and other sums paid from those payable under this Agreement, Licensee will, within seven (7) days of the date of NTU’s notification thereof, make up any shortfall. Licensee will further reimburse NTU in respect of any professional charges incurred for such inspection, if the discrepancy exceeds five percent (5%) of the total amount of royalties and other sums payable to NTU during the inspected period.

6.3.	The provisions of this Clause 6 will remain in full force and effect after the termination of this Agreement for any reason until the settlement of all subsisting claims of NTU under this Agreement.

7.	INTELLECTUAL PROPERTY, PATENT EXPENSES AND MANAGEMENT OF LICENSED PATENTS

7.1.	Licensee acknowledges that all intellectual property rights in and relating to the Licensed Technology belong to NTU, and to thy extent legally enforceable, Licensee hereby agrees not do anything which might bring into question NTU’s ownership of those rights or their validity. Licensee will mark all Patented Licensed Products sold by it under the license granted herein with the word “Patent” or “Patents” and the number or numbers of the Licensed Patent(s) applicable thereto.

7.2.	All enhancements, modifications, improvements, and derivatives of and to the Licensed Technology created or developed solely by the Licensee, its employees, staff, servants or agents, without any intellectual input or contribution from NTU, shall be the sole and exclusive property of the Licensee. For the avoidance of doubt, no input and/or contribution shall be deemed to have been made by NTU to Licensee absent of an express supplement written agreement noting NTU’s rights with respect to such input and/or contribution.

7.3.	Except as otherwise expressly noted in this Agreement, all enhancements, modifications, improvements, and derivatives of and to the Licensed Technology created or developed jointly by NTU and Licensee shall be jointly owned in equal undivided shares by the Parties (“Joint IP”). For the avoidance of doubt, no such enhancements and/or modifications and/or improvements and/or derivatives shall be deemed to have been made by NTU to Licensee absent of an express written supplement agreement noting NTU’s rights with respect to the above.

7.4.	Licensee will reimburse NTU for all documented out-of-pocket Patent Expenses incurred by NTU prior to the Effective Date, up to and not exceeding Singapore Dollars Twenty Thousand ($20,000). Subject to Section 7.5 below, Licensee will also be responsible for all Patent Expenses subsequent to the Effective Date. Licensee will pay for such Patent Expenses upon receipt of the relevant invoice for such Patent Expenses.

7.5.	Subsequent to the Effective Date, NTU will continue to be responsible for managing the filings, prosecution and maintenance of all Licensed Patents in the Territory. NTU will keep Licensee informed of the status of the Licensed Patents from time to time as well as upon request. The Parties will cooperate to ensure protection of the Licensed Patents and pursue and maintain the Licensed Patents in at least in the following jurisdictions: Singapore, China and the US (the “Mandatory Jurisdictions”). The filing and maintenance of patents in any jurisdiction other than the Mandatory Jurisdictions shall be determined by Licensee following consultation with NTU. For the avoidance of doubt, Licensee’s obligations with respect to the Patent Expenses shall apply so long as Licensee holds an exclusive license under the Licensed Patents.

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8.	INFRINGEMENT OF LICENSED PATENTS

8.1.	Licensee will notify NTU in writing of any infringement, or suspected or threatened infringement, of any of the Licensed Patents that will at any time come to its knowledge.

8.2.	While and as long as its license under this Agreement remains exclusive, Licensee will be responsible for, after consultation with NTU, taking appropriate steps as may be necessary to prevent or restrain any infringement by a third party of any of the Licensed Patents in the Field of Application and will be responsible for all costs and fees incurred by Licensee in the taking of any such steps. Licensee is empowered to bring any such legal proceedings in its own name, or if required by law, jointly with NTU. Any award or settlement payment resulting from an action initiated by Licensee will be first used to reimburse all documented out-of-pocket expenses incurred by both Parties in relation to such legal action, and thereafter paid to Licensee and will be deemed Sub-License Consideration received under this Agreement. To dispel all doubt it is hereby clarified that Licensee shall not be obligated to commence legal proceedings against a third party infringer and any such proceedings shall be at Licensee’s sole discretion.

8.3.	If Licensee decides not to or fails to take appropriate steps to prevent or restrain any infringement by any third party of any of the Licensed Patents (but not otherwise), NTU shall have the right (however not the obligation) to take action to prevent or restrain such infringement. NTU will be entitled to retain any award of damages or other compensation obtained as a result of any such action (including any proceedings) being taken by NTU. Licensee agrees to provide reasonable assistance which NTU may require in any litigation including the execution of all necessary legal documents.

8.4.	The parties will cooperate fully and make requisite personnel and documents available to assist and to be produced to the other side as necessary with respect to any claims or proceedings contemplated above.

9.	INFRINGEMENT OF THIRD PARTY RIGHTS

9.1.	If any proceedings are brought against Licensee on grounds that the use or exploitation by Licensee of any of the Licensed Technology infringes the rights of any third party, Licensee will forthwith notify NTU of the same. Licensee will have the exclusive control of the defense of such proceedings.

9.2.	NTU will not be liable for any costs or expenses, including consequential loss or damage, loss of profits or other economic loss, suffered by Licensee in respect of such proceedings in Clause 9.1.

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9.3.	Licensee will indemnify NTU and keep NTU indemnified against all loss or damage and any costs and expenses suffered by NTU in respect of such proceedings in Clause 9.1.

10.	CONFIDENTIALITY

10.1.	The Receiving Party agrees to use the Confidential Information of the Disclosing Party disclosed under this Agreement solely in connection with the Receiving Party’s rights and obligations under this Agreement.

10.2.	Licensee and NTU agree that the terms hereof and the nature of the contemplated transaction described herein, as well as the fact that negotiations have commenced between the parties, shall not be disclosed to any third party who is not a director, officer, employee, agent, consultant or affiliate of either of the Parties. Notwithstanding the above, whereas Licensee is a publicly traded company, it is hereby agreed that any disclosure of Confidential Information in accordance with the applicable laws and stock exchange regulations governing Licensee shall not be deemed a breach of the confidentiality terms stated herein.

10.3.	The Receiving Party agrees to make such Confidential Information received from the Disclosing Party available only to those directors, officers, employees, agents, consultants, Affiliates or Sub-Licensees who require access to it in the performance of their professional responsibilities under this Agreement and to potential and actual investors, business partners, service providers and consultants who have a need to know same whether to consider an investment transaction, collaboration or service arrangement, and who are bound to maintain the confidentiality of such Confidential Information under similar obligations of confidentiality as the Receiving Party under this Agreement.

10.4.	Other than as provided for under Clause 10.1 above, no Receiving Party will disclose any Confidential Information of the Disclosing Party to any other third party without the prior written consent of the Disclosing Party.

10.5.	The Receiving Party will exert reasonable efforts, no less than the protection given its own confidential information, to maintain Confidential Information received from the Disclosing Party in confidence.

10.6.	Each Party agrees that the obligations of confidentiality contained herein will not attach to:

(a)	information which is or was already known to the Receiving Party at the time of disclosure to it, as evidenced by written records; or

(b)	information which, at the time of disclosure to the Receiving Party or thereafter, is published or otherwise generally available to the public through no fault or omission of the Receiving Party of its obligations hereunder; or

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(c)	information which can be established by tangible evidence was independently developed by the Receiving Party without the use of or reference to the Disclosing Party’s Confidential Information; or

(d)	information which is lawfully obtained by the Receiving Party from a third party not under any confidentiality obligation to the Disclosing Party; or

(e)	information which is required to be disclosed by court rule or governmental law or regulation, provided that the Receiving Party gives the Disclosing Party prompt notice of any such requirement and cooperates with the Disclosing Party in attempting to limit such disclosure.

10.7.	Title to, and all rights emanating from, the ownership of all Confidential Information disclosed under this Agreement will remain vested in the Disclosing Party. Nothing herein will be construed as granting any license or other right to use the Confidential Information of the Disclosing Party other than as specifically agreed upon by the Parties.

10.8.	Upon written request of the Disclosing Party given after termination of this Agreement, the Receiving Party will promptly return to the Disclosing Party all written materials and documents, as well as other media, made available or supplied by the Disclosing Party to the Receiving Party that contains Confidential Information, together with any copies thereof, except that the Receiving Party may retain one copy each of such document or other media for archival purposes only, subject to protection and nondisclosure in accordance with the terms of this Agreement.

11.	LIMITED WARRANTIES / LIABILITIES

11.1.	Each Party warrants that it has the necessary rights, powers and authority to enter into this Agreement.

11.2.	NTU warrants in respect of the Licensed Technology that it has the legal power to extend the rights granted to Licensee in this Agreement.

11.3.	NTU hereby represents and warrants that: (a) it is the sole and exclusive owner of the Licensed Technology; and (b) to the best of its knowledge, as of the date hereof, the Licensed Technology is free from infringement of any patent or other rights of third parties.

11.4.	Except for the warranties expressed in Clauses 11.1, 11.2, and 11.3 above, NTU makes no other warranties or representations, express or implied, including without limitation:

(a)	warranties of fitness for a particular purpose or merchantability, satisfactory quality, reliability, accuracy or validity of the Licensed Technology or Licensed Products; or;

(b)	the patentability of the Licensed Technology or Licensed Products or of the enforceability of any Licensed Patents, if any; or

(c)	that the Licensed Technology or Licensed Products will be free from infringement of any patent or other rights of third parties.

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11.5.	Neither NTU, nor any of its faculty members, scientists, researchers, employees, officers, trustees or agents, assume any responsibility for the use of the Licensed Technology by Licensee, its Affiliates or its Sub-Licensees, or any use, manufacture, specifications, sale or other dispositions of Licensed Products by or for Licensee, its Affiliates or its Sub-Licensees.

11.6.	NTU will not be liable to Licensee for any loss, damages, expenses, costs, damages or any other liability whatsoever which in any way relates to the use of the Licensed Technology by Licensee, its Affiliates or its Sub-Licensees, or any use, manufacture, specifications, sale or other dispositions of Licensed Products by or for Licensee, its Affiliates or its Sub-Licensees.

11.7.	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND. EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding anything to the contrary, to the extent permitted under the applicable law each Party’s total and cumulative liability under this Agreement, howsoever arising, will not exceed the total sum of monies paid by Licensee to NTU pursuant to this Agreement.

11.8.	The express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

12.	INDEMNITIES AND INSURANCE

12.1.	Licensee will at all times indemnify, defend and hold harmless NTU against all and any loss, damages, expenses, costs, or damages, incurred by NTU, or for which NTU may become liable arising: (a) out of any use of the Licensed Technology by Licensee, its Affiliates or its Sub-Licensees; or (b) out of any use, manufacture, sale, or other disposition of Licensed Products by or for Licensee, its Affiliates or its Sub-Licensees. Such indemnity and defense obligation will apply to any claims, including without limitation, infringement of third party intellectual property rights, personal injury, and death or property damage, made by employees, subcontractors or agents of Licensee, as well as any member of the general public

12.2.	Licensee will maintain adequate public liability and product liability insurance coverage and will ensure that NTU’s interest is noted on the policy. Licensee will supply NTU with a copy of such insurance policy on request.

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13.	TERMINATION

13.1.	NTU will be entitled forthwith to terminate this Agreement immediately by notice in writing if:

(a)	Licensee or any of its Affiliates is in breach of any term of this Agreement which is either incapable of rectification or which is not rectified within sixty (60) days of written notice given by NTU;

(b)	Licensee or any of its Affiliates commences an action in which it challenges the validity or enforceability of any of the Licensed Patents;

(c)	Licensee ceases or announces its intention to cease to carry on its business;

(d)	Licensee becomes insolvent or is unable to pay its debts as they fall due or suspends or threatens to suspend making payments with respect to all or any class of its debts or enters into any composition or arrangement with its creditors or makes a general assignment for the benefit of its creditors; where such insolvency proceedings have not been dismissed within sixty (60) days;

(e)	Licensee goes into liquidation or if an order is made or a resolution is passed for the winding up of Licensee whether voluntarily or compulsorily (except for the purpose of a bona fide reconstruction or amalgamation); where such liquidation or winding-up proceedings have not been dismissed within sixty (60) days; or

(f)	Licensee has a receiver or receiver and manager or judicial manager appointed over any part of its assets or undertaking; where such receivership proceedings have not been dismissed within sixty (60) days.

13.2.	Licensee may terminate this Agreement by giving thirty (30) days advance written notice of termination to NTU.

13.3.	Termination of this Agreement howsoever caused will not prejudice any other right or remedy of the Parties in respect of any antecedent breach. Any termination rights will be in addition to and not in substitution for any other remedies that may be available to the non-breaching Party and will not relieve the breaching Party from liability and damages to the other Party for breach of this Agreement.

13.4.	In the event of termination of this Agreement in accordance with Clause 13.1 above:

(a)	Licensee and its Affiliates and Sub-Licensees will be entitled to continue to exercise the rights granted to it under this Agreement to such extent and for such further period, not exceeding six (6) months from the date of termination, reasonably necessary to enable Licensee and its Affiliates to satisfy any orders placed prior to such termination date or scheduled for delivery within such six (6) months prior to the termination date;

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(b)	subject to Clause 13.4(a) above, Licensee and its Affiliates will forthwith cease to market or use, either directly or indirectly, the Licensed Products or Licensed Technology;

(c)	Licensee will forthwith return all Confidential Information pursuant to Clause 10.8;

(d)	Licensee will promptly pay all amounts due under this Agreement to NTU and will submit a notice in writing signed by a duly authorised officer that it has complied with such payment obligations, along with a copy of all materials reasonably necessary to support such statement.

13.5.	Notwithstanding termination or expiry of this Agreement under any of its provision, Clauses 6 (Accounts), 10 (Confidentiality), 11 (Disclaimer of Warranties), 12 (Indemnities and Insurance), 13 (Termination), 18 (Dispute Resolution) and 19 (Governing Law), and any other Clauses of this Agreement which from their context are intended to survive the termination or expiry of this Agreement, will survive the Term or the termination or expiry of this Agreement and will be deemed to remain in full force and effect.

14.	ASSIGNMENT

14.1.	All rights and obligations hereunder are personal to the Parties and each Party shall not assign any such rights and obligations to any third party without the prior consent in writing of the other Party on terms to be agreed by the Parties; provided however that Licensee may assign, with novation, all rights and obligations hereunder to any of its related companies (as defined under section 6 of the Singapore Companies Act (Chapter 50)) or any other companies affiliated with Licensee which shall be identified to NTU in advance, without any prior consent. The Party which is the assignor shall procure that such third party covenants with the other Party to be bound by the terms of this Agreement as if it had been a party hereto in place of the assignor.

14.2.	The rights and licenses granted by NTU in this Agreement are personal to Licensee and may not be assigned or otherwise transferred to any third party without the prior written consent of NTU, which will not be unreasonably withheld. Where such consent is given by NTU, Licensee will procure that such third party covenants with NTU to be bound by the terms of this Agreement as if it had been a party hereto in place of Licensee.

14.3.	Notwithstanding the above, (i) NTU may assign or otherwise transfer all or any of its rights and/or obligations under this Agreement to an NTU Affiliate responsible for commercializing and/or managing NTU’s intellectual property rights, (ii) Licensee undertakes to inform NTU prior to, or as soon as is reasonably practicable after assigning its rights and obligations under this Agreement, and (iii) Licensee undertakes that, to its knowledge, none of its assignees are involved in activities that are detrimental to the interests of the Republic of Singapore or to NTU’s position as an Institute of Higher Learning.

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15.	FORCE MAJEURE

15.1.	Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either Party will be construed a breach of this Agreement if such default delay or failure to perform is shown to be due entirely to causes beyond the control of the Party charged with a default, delay or failure, including but not limited to, causes such as strikes, lockouts or other labour disputes, riots, civil disturbances, actions or inaction of governmental authorities, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy and nuclear disasters.

15.2.	Any non-performance or delay of Licensee subject to Clause 15.1 above that is in excess of one hundred and eighty (180) days will constitute cause for termination by NTU of this Agreement upon written notice to Licensee.

16.	PUBLICITY

16.1.	Except to notify that this Agreement is in effect, including the identification of the Parties which information will not be deemed to be confidential, to acknowledge that Licensee has entered into an exclusive license for rights to certain technology developed by NTU and to describe, without divulging any Confidential Information, the nature of this Agreement and the Field of Application, Licensee agrees that it will not use in any way the name of NTU or any logotypes or symbols associated with NTU or the names of any of the scientists or other researchers at NTU in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior written consent of NTU, which consent will not be unreasonably withheld.

17.	NOTICES

17.1.	Any notice to be given by a Party to this Agreement will be in writing and will be deemed duly served if delivered personally or sent by electronic mail or sent by facsimile transmission or by prepaid registered post to the addressee at the address or (as the case may be) the facsimile number or e-mail address, respectively, of that Party as set out below or at such other address (or facsimile number) as the Party to be served may have notified the other Party for the purposes of this Agreement:

NTU:
Nanyang Technological University
Blk 1, Unit 100, Innovation Centre
16 Nanyang Drive
Singapore 637722
Attn: Director
Facsimile: (+65) 6792 1737
E-mail: CEO-NTUlnnovation@ntu.edu.sg

Licensee:
BLUESPHERE CORPORATION
301 McCullough Drive,
4th Floor,
Charlotte, NC 28262,
USA
Attn: CEO
Facsimile: 704-9092701
E-mail: shlomi@bluespherecorporate.com

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17.2.	Any notice given pursuant to Clause 17.1 will be deemed to have been received:

(a)	in the case of delivery by hand, when delivered; or

(b)	in the case of sending by post:

(i)	where posted in the country of the addressee, on the third Business Day following the day of posting; and

(ii)	where posted in any other country, on the seventh Business Day following the day of posting; or

(c)	in the case of facsimile or electronic mail, on acknowledgement by the recipient facsimile receiving equipment or recipient of the electronic mail, respectively, on a Business Day if the acknowledgement occurs before 1700 hours local time of the recipient, and in any other case on the following Business Day.

18.	DISPUTE RESOLUTION

18.1.	In the event of any difference or dispute arising between the Parties relating to the validity, interpretation, construction or performance of this Agreement, the Parties will use their best endeavours to settle amicably such difference or dispute by consultation and negotiation.

18.2.	If such efforts taken under Clause 18.1 above fail, then the Parties will refer the matter to mediation in accordance with the rules and procedures of the Singapore Mediation Centre.

18.3.	If, and to the extent that, any dispute has not been settled pursuant to Clauses 18.1 and 18.2 above, then the dispute will be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference to this Clause 18. The language of the arbitration will be English. Any award made hereunder will be final and binding upon the Parties hereto and judgment on such award may be entered into any court or tribunal having jurisdiction thereof.

18.4.	The institution of any arbitration hereunder will not prevent NTU from applying for and obtaining from a court a temporary restraining order and/or preliminary injunctive relief pending the outcome of the arbitration.

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19.	GOVERNING LAW

19.1.	The construction, validity and performance of this Agreement will be governed in all respects by the Laws of the Republic of Singapore (excluding conflicts of laws), except that questions affecting the construction and effect of any patent will be determined by the law of the country in which such patent has been granted. The Parties hereby submit to the non-exclusive jurisdiction of the courts of the Republic of Singapore.

20.	GENERAL

20.1.	Nothing in this Agreement will create or be deemed to create, a partnership, or the relationship of principal and agent, between the Parties. Neither party has any authority of any kind to bind the other Party in any respect whatsoever.

20.2.	No person will have any right pursuant to the Contracts (Right of Third Parties) Act (CAP.53B) to enforce any of the terms and conditions in this Agreement.

20.3.	Unless otherwise expressly specified, this Agreement embodies the entire understanding between the Parties in respect of the subject matter hereof and any prior or contemporaneous representations, either oral or written, are hereby superseded. No amendments or changes to this Agreement will be effective unless made in writing and signed by duly authorized representatives of the Parties.

20.4.	No exercise, or failure to exercise, or delay in exercising any right power or remedy vested in any Party under or pursuant to this Agreement will constitute a waiver by that Party of that or any other right, power or remedy.

20.5.	In the event that any term, condition or provision of this Agreement is held to be a violation of any applicable law, statute or regulation, the same will be deemed to be deleted from this Agreement and will be of no force and effect, and this Agreement will remain in full force and effect as if such term, condition or provision had not originally been contained in this Agreement. Notwithstanding the above, in the event of any such deletion, the Parties will negotiate in good faith in order to agree on terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted such that the objectives contemplated by the Parties when entering into this Agreement may be realised.

20.6.	The Parties will co-operate with each other and execute and deliver to the other such instruments and documents and take such other action as may be reasonably requested from time to time in order to carry out and confirm the rights and the intended purpose of this Agreement.

20.7.	Stamp fees, if any, payable in respect of this Agreement will be borne wholly by Licensee.

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20.8.	The Parties may sign this Agreement in one (1) or more counterparts by the duly authorised representatives of the Parties, each of which constitutes an original and all of which taken together will constitute the Agreement. The Parties may sign and deliver this Agreement by facsimile or by emailed portable document format (“PDF”) document (or other mutually agreeable document format), and a reproduction of this Agreement with a Party’s signature made by facsimile or PDF, sent by facsimile or email will have the same effect as and be enforceable as a signed and delivered original version of this Agreement.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by its duly authorised officers or representatives on the date first above written.

SIGNED by for and on behalf of	SIGNED by for and on behalf of

NANYANG TECHNOLOGICAL UNIVERSITY	BLUESPHERE CORPORATION

Name: Dr. Lim Jul	Name: Shlomi Palas
Designation: CEO (NTU Innovation)	Designation: CEO

In the presence of:	In the presence of:

Name: David Yeow	Name: Roy Amitzur
Designation: Director	Designation: Executive VP

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SCHEDULE 1

INVENTION

[NTUitive Ref: TD/119/13, TD/197/13]

TD/119/13: Synthesis of High Aspect Ratio Titanate Nanotubes and Its Environmental Applications As Free-Standing Multifunctional Membrane

TD/197/13: Correlating Aspect Ratio Of Nanotubular Structures With Electrochemical Performance To Achieve Ultrafast-Charging Lithium-Ion Battery

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SCHEDULE 2

LICENSED PATENTS

(a) Patents
Title	Country	Grant No.	Grant Date
N.A.

(b) Patent Applications
Title	Country	Application No.	International Filing Date
Elongated Titanate Nanotube, Its Synthesis Method, And Its Use	PCT	PCT/SG2014/000435	16/09/2014
Synthesis Of High Aspect Ratio Titanate Nanotubes And Its Environmental Applications As Free-Standing Multifunctional Membrane	US PRV	61/878,456	16/09/2013
Correlating Aspect Ratio Of Nanotubular Structures With Electrochemical Performance for High-Rate and Long-Life Lithium-Ion Battery	US PRV	61/951,194	11/03/2014

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SCHEDULE 3

LICENSED PROPRIETARY MATERIALS

●	Laboratory manual, formulations and instructions for preparation of Titanate Nanotube as well as any and all technical information and know-how, including (without limitation) methods, practices, formulae, techniques, procedures, specifications, product samples, drawings, diagrams, charts, blue-prints, designs, computer programs, instructions and the like, in NTU’s custody, care or control, which may be required and/or useful in the commercialisation of the Invention and/or the Licensed Patents.

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